Exhibit 10.1

Cyclacel Pharmaceuticals, Inc.

PERSONAL AND CONFIDENTIAL

February [•], 2021

Judy H. Chiao, MD

110 Cedar Green Lane

Berkeley Heights, NJ 07922

Dear Judy

The purpose of this letter agreement (the “Agreement”) is to confirm the terms of your retirement from Cyclacel Pharmaceuticals, Inc. (“Cyclacel” or the “Company”). As more fully set forth below, in recognition and appreciation of your dedicated service and contribution to Cyclacel, the Company desires to provide you with separation benefits in exchange for certain agreements by you. This Agreement shall become effective on the 8th day following your acceptance of it as provided below (the “Effective Date”).

1.       Separation of Employment. You acknowledge that your employment with the Company shall terminate effective March 5, 2021 (the “Separation Date”). You acknowledge that from and after the Separation Date, you shall not have any authority and shall not represent yourself as an employee or agent of the Company. You agree that you shall receive all compensation and benefits including, but not limited to, any non-monetary benefits such as leave time, to which you are entitled in connection with your employment through your Separation Date.

2.       Separation Pay. In exchange for the mutual covenants set forth in this Agreement and in recognition of your years of service to Cyclacel, the Company shall pay you one hundred thousand dollars ($100,000) less all applicable federal, state, local, and other employment-related deductions on the first regularly scheduled payroll following the Separation Date (the “Separation Pay”).

3.       Health Insurance. Upon your retirement, you shall be eligible to continue your group health insurance benefits pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), subject to your timely and proper election of such COBRA coverage. You will be provided with a separate notice describing your rights and obligations under COBRA. If you timely elect continued coverage under COBRA, the Company shall reimburse your benefits coverage at the level in effect as of the Separation Date for three (3) months following the Separation Date, unless you become eligible to receive health insurance benefits through another employer during such period. In the event you become eligible to receive health insurance benefits through another employer, you agree to provide the Company with written notice immediately upon securing such employment and upon becoming eligible for such benefits. At the conclusion of the three (3) month period set forth in this section, you shall be required to pay the full cost of your benefits coverage under COBRA should you elect to continue your coverage.

☑ 200 Connell Drive, Suite 1500, Berkeley Heights, NJ 07922, USA Tel +1 908 517 7330 Fax +1 866 271 3466

☐ 1 James Lindsay Place, Dundee, DD1 5JJ, UK Tel +44 1382 206 062 Fax +44 1382 206 067

www.cyclacel.com – info@cyclacel.com

2

4.       Equity. Pursuant to the terms of the Company’s 2006 Equity Incentive Plan, 2015 Equity Incentive Plan and 2018 Equity Incentive Plan (collectively, the “Equity Plans”), you currently have 13,016 vested options subject to exercise (the “Vested Options”), 4,746 unvested options (the “Unvested Options”) and 3,750 restricted stock units subject to performance conditions (the “Performance RSUs). Pursuant to the terms of the 2016 Incentive Plan, your Vested Options must be exercised within thirty (30) days of the Separation Date and under the 2015 Equity Incentive Plan and the 2018 Equity Incentive Plan, your Vested Options must be exercised within three (3) months of the Separation Date, and any Performance Options which are deemed to have satisfied the performance conditions must be exercised within three (3) months of the Separation Date or they would be subject to forfeiture. Notwithstanding the foregoing, in consideration of the promises and benefits set forth in this Agreement, and in recognition of your service to the Company, following the Effective Date and subject to the approval of the Compensation Committee of the Board of Directors, the Company will extend the exercise period for your Vested Options until March 5, 2023 (the “Exercise Date”). Additionally, the Unvested Options will be vested and treated as Vested Options. Any Vested Options that are not exercised by the Exercise Date shall expire and automatically be forfeited. Thereafter, any unexercised share options shall automatically be forfeited. In all other respects, any option grants and restricted stock awards will continue to be subject to and governed by the terms of the applicable Equity Plans. For the avoidance of doubt, Performance RSUs which have not satisfied performance conditions will be automatically forfeited as of the Separation Date.

5.       Acknowledgements. You acknowledge and agree that the Separation Pay and benefits provided in this Agreement are not otherwise due or owing to you under any Company employment agreement (oral or written) or any Company policy or practice, and that the Separation Pay and benefits to be provided to you are not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto. You further acknowledge that except for the specific financial consideration set forth in this Agreement, you are not and shall not in the future be entitled to any other compensation including, without limitation, wages, bonuses, equity, vacation pay, holiday pay, or any other form of compensation or benefit.

6.       Covenants by You. You expressly acknowledge and agree to the following:

(a)               That all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel, or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity, or government agency (except as mandated by state or federal law);

(b)               That you will complete or use your best efforts to complete the following tasks prior to the Separation Date:

1.	CYC682-12 study: Work with the authors to submit the SEAMLESS manuscript to an appropriate journal; work with the Company’s administrative assistant to have the paper trial master file from U.S. sites checked against electronic copies provided by QDS; and load data and results onto the EuroCT website if given access to the site by the Company,

3

2.	CYC682-07 study: Complete medical review of 103 patients enrolled in the study, work with the Company’s Clinical Research Associate and the site to get data ready for sign off by the Principal Investigator; fill in the data and related information for the current draft study manuscript,

3.	CYC065-01 study: complete medical review of 63 patients enrolled in the study, work with the Company’s Clinical Research Associate and the site to get data ready for sign off by the Principal Investigator,

4.	Assist the Company’s Chief Medical Officer or their designee to update clinicaltrials.gov entries for all of the Company’s posted studies and bring them into compliance with PRS regulations, and

5.	CYC682-05-04 through CYC682-12 studies: Ensure that all available final databases and archived Case Report Forms are loaded onto the Company’s server.

(c)               That you will return to the Company all Company files and documents (and any copies thereof in any form or media) and any Company property including, without limitation, any computers, keys and key cards, on or before your Separation Date. For the avoidance of doubt you will continue to use the Company’s personal computer assigned to you until the Separation Date.

(d)               That you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (and its officers, directors, members, managers and employees) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability, or any other aspect of the business of the Company, and that you will not engage in any conduct that is intended to harm, professionally or personally, the reputation of the Company (and its officers, directors, members and managers); and

(e)               You agree that, as set forth in the Cyclacel Limited Standard Terms and Conditions of Employment that you signed on November 30, 2004, for a period of twelve (12) months following the Separation Date, you shall not, directly or indirectly, be an owner, founder, shareholder, partner, member, advisor, director, consultant, contractor, agent, employee, affiliate or co-venturer, in any commercial research or associated business activity which involves clinical development and/or marketing of CDK and PLK inhibitor cancer drugs.

(f)                In addition, you reaffirm and will adhere to the terms and conditions of the Cyclacel Limited Standard Terms and Conditions of Employment you signed with the Company on November 30, 2004, the terms of which are incorporated herein and shall survive the signing of this Agreement and all of which remain in full force and effect.

7.       Material Breach. You expressly acknowledge and agree that the breach of any of the covenants contained in Section 7 of this Agreement by you shall constitute a material breach of this Agreement, shall relieve the Company of any further obligations hereunder, and in addition to any other legal or equitable remedies available to the Company, shall entitle the Company to recover any Separation Pay and benefits already paid to or for you pursuant to Sections 2, 3, and 4 of this Agreement.

4

8.        Release of Claims. You hereby agree that by signing this Agreement and accepting the Separation Pay and benefits and other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company1/ whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of your employment by the Company through the date that you execute this Agreement (the “Execution Date”). Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any waivable claim arising from or related to your employment relationship with the Company through the Execution Date including, without limitation:

•	Claims under any New Jersey or other local, state, or federal discrimination, fair employment practices, or other employment-related statute, regulation, or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, religion, national origin, age, gender, marital status, disability, veteran status, or sexual orientation including, but not limited to, the Age Discrimination in Employment Act and Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871 and Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the Genetic Information Nondiscrimination Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, and any other similar New Jersey or other state or federal statute.

•	Claims under any New Jersey or any other state, local or federal statute, regulation or executive order (as amended through the Execution Date) relating to leaves of absence, layoffs or reductions-in-force, wages, hours, or other terms and conditions of employment including, but not limited to, the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, COBRA, the Worker Adjustment and Retraining Notification Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Equal Pay Act, and any similar New Jersey or other state, local or federal statute.

•	Claims under any New Jersey or other local, state, or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud, or negligence, or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

1/       For the purposes of this Section 9, the parties agree that the term “Company” shall include Cyclacel Pharmaceuticals, Inc., its divisions, affiliates, parents and subsidiaries, and its and their respective officers, directors, employees, attorneys, agents and assigns.

5

•	Claims under any New Jersey or any other state, local or federal statute, regulation or executive order (as amended through the Execution Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination including, but not limited to, the Sarbanes-Oxley Act of 2002 and any similar New Jersey or other state, local or federal statute.

•	Claims under any Company employment, compensation, benefit, stock option, incentive compensation, bonus, restricted stock, and/or equity plan, program, policy, practice or agreement.

•	Any other Claim arising under local, state, or federal law.

You explicitly acknowledge that because you are over forty (40) years of age, you have specific rights under the ADEA, which prohibits discrimination on the basis of age, and that the releases set forth in this section are intended to release any right that you may have to file a claim against the Company alleging discrimination on the basis of age.

Notwithstanding the foregoing, this section does not: (i) release the Company from any obligation expressly set forth in this Agreement or from any obligation including, without limitation, obligations under the Workers Compensation laws, which as a matter of law cannot be released; (ii) require you to waive any rights you cannot by law waive; (iii) prohibit you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or a state or local equivalent, the National Labor Relations Board, the Occupational Safety and Health Administration, or any other federal, state, or local governmental agency or commission (each a “Governmental Agency”); (iv) prohibit or restrict you from communicating with, providing documents or other relevant information to, or otherwise cooperating with any Governmental Agency, law enforcement, or any attorney you retain, including but not limited to responding to any inquiry, including an inquiry about the existence of this Agreement, its release or its underlying facts; or (v) limit your right to receive an award for information provided to any Governmental Agency.

To the maximum extent permitted by law, however, nothing in this release or this Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of a charge or complaint on the basis that your signing of this Agreement constitutes a full release of any Claims, including Claims of discrimination, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release, provided, however, that you retain the right to receive, and the Company shall not seek restitution of, an award for information lawfully provided to a Governmental Agency.

You acknowledge and agree that, but for providing this waiver and release, you would not receive the Separation Pay and benefits provided to you under the terms of this Agreement. You further agree that should you breach this section, the Company, in addition to any other legal or equitable remedy available to the Company shall be entitled to recover the monies already paid to you pursuant to Sections 2, 3, and 4 of this Agreement. The Company and you agree that nothing contained herein shall be construed or considered to be an admission of any wrongdoing.

6

9.       ADEA Review and Revocation Period. It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of the ADEA and the OWBPA, the Company is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement. You may rescind your acceptance of this Agreement within seven (7) days after your acceptance of this Agreement. Your rescission will be effective only when postmarked and sent by certified mail, return receipt requested, to my attention at the address of the Company set forth above.

10.       Representations. As a condition of the Company entering into this Agreement, you further represent that you have not filed, or caused to be filed, any complaints or lawsuits against the Company with any court or governmental agency prior to the date hereof. You understand that by signing this Agreement, you waive your right to any monetary recovery in connection with a Governmental Agency proceeding and you waive your right to file a claim seeking monetary damages in any court, except as provided herein.

11.       Change in Control Agreement. You acknowledge and agree that as of your Separation Date, the Change in Control Agreement between you and the Company dated December 10, 2010 shall be of no further or effect and that you shall no longer be eligible to receive any of the benefits set forth therein.

12.       Taxation. Both you and the Company intend this Agreement to be in compliance with Section 409A of the Internal Revenue Code of 1986 (as amended). You acknowledge and agree, however, that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including, without limitation, to consequences related to Code Section 409A.

13.       Miscellaneous.

(a)       Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; or (iii) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to you shall be sent to the last known address in the Company’s records or such other address as you may specify in writing. Notices to the Company shall be sent to my attention at the address of the Company set forth above or by email to the Company’s President and Chief Executive Officer and the Executive Vice President and Chief Financial Officer at that time.

(b)       Modifications and Amendments. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

(c)       Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given and will not constitute a continuing waiver or consent.

7

(d)       Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you were principally involved. You may not assign your rights and obligations under this Agreement without the prior written consent of Company.

(e)       Governing Law/Venue. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the State of New Jersey, without giving effect to the conflict of law principles thereof, and all actions arising out of this Agreement and your separation from the Company shall be commenced in the state or federal courts of New Jersey. You further acknowledge that venue for such actions shall lie exclusively in the State of New Jersey and that material witnesses and documents would be located in the State of New Jersey.

(f)       Enforceability. If any of the material provisions of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect, provided, however, that if any or all of Sections 7 and 9 are held invalid, the Agreement shall be deemed null and void and you agree to return the value of the consideration outlined in Sections 2, 3, and 4 above.

(g)       Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(h)       Entire Agreement. This Agreement, together with the Cyclacel Limited Standard Terms and Conditions of Employment referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to your separation from employment with the Company and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(i)       Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly, and without duress, and that neither the Company nor its agents or representatives has made any representations inconsistent with the provisions of this Agreement.

8

If this Agreement is acceptable to you, please sign, date, and return the enclosed copy of this Agreement to me within twenty-one (21) days.

Very truly yours,

Cyclacel Pharmaceuticals, Inc.

By:	Spiro Rombotis
President & Chief Executive Officer

Confirmed and Agreed:

_____________________________

Judy H. Chiao, MD

Dated: _______________________